EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Chelsea Property Group, Inc. for the registration of 1,002,005 shares of its common stock and to the incorporation by reference therein of our reports (a) dated February 21, 2003, with respect to the consolidated financial statements and schedule of Chelsea Property Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, (b) dated October 18, 2002, with respect to the combined statement of revenues and certain expenses of Albertville Factory Outlets and Johnson Creek Factory Outlets for the year ended December 31, 2001 included in the Current Report on Form 8-K dated December 19, 2002, and (c) dated November 11, 2002, with respect to the combined statement of revenue and certain expenses of the New Plan Acquired Properties included in the Current Report on Form 8-K dated December 19, 2002, each filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

New York, New York
March 6, 2003